                                                                   EXHIBIT 10.11

                              LEASE AMENDMENT NO. TWO

Lease Amendment No. Two to be attached to and form a part of that lease (which together with any amendments, modifications and extensions thereof is hereinafter called the "Lease") made on the 30th day of September, 1996 between SPIEKER PROPERTIES L.P., a California limited partnership (successor in interest to BPG Pasadena, L.L.C., a Delaware Limited Liability Company) as Landlord and CITYSEARCH, INC., a Delaware Corporation, as Tenant, for the premises commonly known as 790 East Colorado Boulevard, Pasadena, CA 91101 (the "Project").

Effective December 1, 1998, the above described Lease shall be modified as follows:

RENTABLE AREA. Upon the effective date of December 1, 1998 through March 31, 2002, Tenant's Rentable area shall also include the Premises (approximately 2,491 rentable square feet), commonly known as 790 East Colorado Blvd., Suite 103, Pasadena, CA 91101 (the "Project"), as shown outlined in red on the attached Exhibit "A". Therefore from December 1, 1998 through March 31, 2002, Tenant's total Rentable Area shall be 30,053 rentable square feet.

RIGHT TO PRIOR OCCUPANCY. Tenant has requested early occupancy and use of the Expansion Space on an intermittent basis during the period from October 1, 1998 through October 25, 1998. Landlord is willing to permit such early occupancy and use. Such early occupancy and use by Tenant shall be on all the terms and conditions set forth in the Lease, as amended hereby, except that the rent owed by Tenant for the Expansion Space during such early occupancy period shall be $2,366.50. Tenant agrees to surrender possession of the Expansion Space to Landlord immediately following the end of such early occupancy period, so that Landlord can perform its improvement work as described below.

Tenant acknowledges that as a result of such early occupancy by Tenant, Landlord will not be able to commence the improvements to the Expansion Space required of Landlord pursuant to TENANT IMPROVEMENTS Section herein ("Landlord's Work") until on or after October 26, 1998, that such improvements will take approximately eight weeks, or more, to complete, and that it may not be practical or cost-effective to schedule such work over the Thanksgiving weekend or during the period from the day before Christmas through New Year's Day. Accordingly, Tenant agrees that Tenant's regular monthly obligations for rent and rent escalation's for the Expansion Space as described in BASIC MONTHLY RENTAL shall commence on December 1, 1998, irrespective of the fact that Landlord has not then completed Landlord's Work and tendered possession of the Expansion Space back to Tenant. Landlord agrees to complete Landlord's Work as soon as practical on a commercially reasonable basis, as determined by Landlord in its reasonable discretion, but without any obligation to incur liability for overtime or other premium payments.

In the event that Landlord does not complete Landlord's Work and tender possession of the Expansion Space to Tenant by January 1, 1999, then Tenant shall be entitled to an equitable abatement of rent and rent escalation's for the Expansion Space, as reasonably calculated by Landlord for the number of days of such delay after January 1, 1999, until the date that Landlord does complete Landlord's Work and tender possession of the Expansion Space to Tenant; provided, however, that Tenant shall receive no such rental abatement for any portion of such delay that was caused by the acts or omissions of Tenant. Such rental abatement shall be Tenant's sole and exclusive remedy for any delay by Landlord in completing Landlord's Work and tendering possession of the Expansion Space to Tenant.

BASIC MONTHLY RENTAL. The Basic Monthly Rental shall increase to the following amounts to reflect the inclusion of the Premises:


                                      Current       New          Total         $/Sq.Ft
                                      -------       ---          -----         -------
December 1, 1998-October 31, 1999     $46,855.40    $4,733.00    $51,588.40    $1.72
November 1, 1999-November 30, 1999    $47,590.38    $4,733.00    $52,323.39    $1.74
December 1, 1999-September 30, 2000   $48,233.50    $4,733.00    $52,966.50    $1.76
October 1, 2000-March 31, 2002        $48,233.50    $5,232.50    $53,465.50    $1.78

TENANT'S PERCENTAGE SHARE OF OPERATING COSTS AND TAXES. The Premises constitutes 1.91% of the total rentable area of the Building. As of December 1, 1998, Tenant's percentage share of operating costs and taxes shall be increased by 1.91%. Tenant's new prorata share as of December 1, 1998 shall be 23.01%.

BASE YEAR FOR OPERATING EXPENSES AND TAXES. Base Year for the additional Premises (Suite 103) shall be calendar year 1999.

TENANT IMPROVEMENTS: Landlord shall build out the space based on the floor plan (Suite 103) revised 09/29/98. Such floor plan is attached hereto as Exhibit "B." All materials shall be building standard unless noted on the Exhibit "B." Tenant shall contribute $30,000.00 towards the build out of the space; $15,000.00 upon the execution of the lease and $15,000.00 upon tenant move-in. In the event Tenant causes construction delays for whatever reason, Tenant shall be solely responsible for the costs incurred for such construction delays.

If Tenant requests any change(s) in the Exhibit "B," and any such requested changes are approved by Landlord in writing in Landlord's sole discretion, Landlord shall advise Tenant promptly of any cost increase and/or delays such approved change(s) will cause in the construction of the Tenant Improvements. Tenant shall approve or disapprove any or all such change(s) within three (3) business days after notice from Landlord of such cost increases and/or delays. To the extent Tenant disapproves any such cost increase and/or delay attributable thereto, Landlord shall have the right, in its sole discretion, to disapprove Tenant's request for any changes to the approved Plans. If the cost of the Tenant Improvements increases due to any changes in the Plan(s) requested by Tenant, Tenant shall pay Landlord the amount of such increase within three (3) business days after notice from Landlord of such increase and Tenant's approval thereof in accordance with this Paragraph.

Tenant shall be responsible for the purchase, installation and maintenance of any workstations, partitions, telephone and/or computer cabling and equipment. Tenant shall also be responsible for any additional electrical load that is required that is not considered building standard.

Existing window coverings shall remain.

Landlord shall install the following additional one time improvements written below. Landlord shall pay one-half (1/2) of the total cost of below improvements and Tenant shall pay (1/2) one-half of the total cost of the below improvements. Tenant shall pay their one-half (1/2) of their improvements cost prior to the commencement of the additional tenant improvements and the balance will be paid at the completion of the tenant improvements:

o Install one (1) security access system on the Storage Room wall next to the Storage Room door of the Premises.
o  Install one (1) security access system on the entrance to Suite 103.

PARKING: Tenant shall be allowed an additional TEN (10) unreserved parking spaces at the Building's prevailing rate. As of the commencement date of this Lease Amendment, Tenant shall have a total of one hundred twenty (120) unreserved parking spaces.

BUILDING DIRECTORY: Tenant shall be allowed space on the Building's Directory Board to list the company name, at Landlord's one-time sole cost and expense.

SIGNAGE: Tenant shall be allowed to have one (1) building standard sign installed on the double glass door of their Premises, at Tenant's sole cost and expense.

All other terms and conditions of the Lease to remain the same.

IN WITNESS WHEREOF, the parties hereto have signed and sealed this Lease Amendment No. Two as dated below.

LANDLORD:        SPIEKER PROPERTIES L.P.,
                 a California limited partnership
                 By:    Spieker Properties, Inc.,
                        a Maryland corporation
                 Its:   General Partner

                 By: /s/ Jeffrey K. Nickell
                   --------------------------------
                        Jeffrey K. Nickell
                        Vice President

                 Dated: 10-6-98
                      -----------------------------



TENANT:          CITYSEARCH, INC.,
                 a Delaware Corporation

                 By: /s/ Bradley Ramberg
                   --------------------------------
                        Bradley Ramberg
                        CFO

                 Date:  10/05/98
                     ------------------------------